Advanced Outcomes Annuity
issued by Depositor
AMERICAN GENERAL LIFE INSURANCE COMPANY
in all states except in New York
VARIABLE ANNUITY ACCOUNT TEN

SUMMARY PROSPECTUS FOR NEW INVESTORS
January 1, 2022

This summary prospectus summarizes key features of Advanced Outcomes Annuity, a flexible premium deferred variable annuity contract. Before you invest, you should also review the prospectus for the contract, which contains more information about the contract’s features, benefits, and risks. You can find the current prospectus and other information about the contract online at www.aig.com/ProductProspectuses. You can also obtain this information at no cost by calling (855) 421-2692 or by writing to our Annuity Service Center (P.O. Box 9450 Amarillo, Texas 79105-9450).
This variable annuity is unlike other variable annuities because it offers specific types of funds. Other than the money market fund, all of the Underlying Funds contained within this variable annuity employ strategies which seek to provide a 'structured outcome' investment experience. These strategies seek to deliver performance defined by upside capture parameters and seek to provide targeted downside protection parameters based on the performance of one or more referenced indices. There are no guarantees the parameters will be met and a degree of under or over performance is likely. Please see the funds’ prospectuses for complete details.

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YOU MAY CANCEL YOUR CONTRACT WITHIN 10 DAYS OF RECEIVING IT WITHOUT PAYING FEES OR PENALTIES.

In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total contract value. You should review the prospectus, or consult with your financial representative, for additional information about the specific cancellation terms that apply.

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Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission (“SEC”), paper copies of the shareholder reports for portfolios available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from the company. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
You may elect to receive all future reports in paper free of charge. You can inform the company that you wish to continue receiving paper copies of your shareholder reports by contacting (855) 421-2692 or visiting www.aig.com/annuities/GetMyPrintedReports and providing the 12-digit opt-in ID located above your mailing address. Your election to receive reports in paper will apply to all portfolios available under your contract.

These securities have not been approved or disapproved by the SEC, nor any state securities commission, nor has the SEC passed upon the accuracy or adequacy of this summary prospectus. Any representation to the contrary is a criminal offense.

Additional information about certain investment products, including variable annuities, has been prepared by the SEC’s staff and is available at www.Investor.gov.

Special Terms Used in this Summary Prospectus

Accumulation Phase - The period during which you invest money in your contract.
Benefit - The one-time credit that will be made to your contract in the event your contract value on the 10th Benefit Year Anniversary is less than the Net Purchase Payments if you elected the 10-Year Account Value Buffer Benefit.
Benefit Percentage - A percentage of either 10% or 20% selected by you that is used to calculate the amount of the Benefit if you elected the 10-Year Account Value Buffer Benefit.
Benefit Quarter Anniversary - The date following each consecutive three-month period starting on the contract issue date. If the next Benefit Quarter Anniversary has no corresponding date, then the Benefit Quarter Anniversary will be deemed to be the following day.
Benefit Year Anniversary - The date on which each consecutive one-year period begins starting from the date the 10-Year Account Value Buffer Benefit is elected until it is canceled or terminated.
Company - Refers to American General Life Insurance Company (“AGL”), the insurer that issues this contract. The term “we,” “us” and “our” are also used to identify the issuing Company.
Income Phase - The period upon annuitization during which we make annuity income payments to you.
Good Order - Fully and accurately completed form(s) and/or instructions, including any necessary documentation, applicable to any given transaction or request received by us prior to the Transaction Cutoff, where applicable.
Latest Annuity Date - The first NYSE business day of the month following your 95th birthday.
Market Close - The close of the New York Stock Exchange on business days, excluding holidays, usually 4:00 p.m. Eastern Time.
Net Purchase Payments - Purchase Payments less adjustments for withdrawals. Net Purchase Payments are increased by the amount of subsequent Purchase Payments, if any, and reduced for withdrawals, if any, in the same proportion that the contract value was reduced on the date of such withdrawal. Net Purchase Payments is a term that is only applicable to the optional features available under the contract, which are the optional Return of Purchase Payment Death Benefit and the 10-Year Account Value Buffer Benefit.
NYSE - New York Stock Exchange.
Purchase Payment - The money you give us to buy and invest in the contract.
Strategy - An investment methodology seeking to provide targeted downside protection and upside potential in the variable annuity. A Strategy is represented across multiple Underlying Funds that are managed by Milliman Financial Risk Management LLC and is designed to target specific outcomes based upon the performance of the index to which they are referenced over a specified period of time. Each Strategy is constructed to target mitigation of a portion of downside performance risk associated with the referenced index (e.g. a buffer, floor, and/or participation rate), and target some level of upside performance capture associated with the referenced index (e.g. a cap, participation rate, and/or spread).
Transaction Cutoff - Time by which we must receive applicable transaction requests in Good Order, which is two hours before Market Close, usually 2:00 p.m. Eastern Time. The Transaction Cutoff applies to the following transactions: transfers, surrenders, withdrawals, death benefits, cancellation requests made pursuant to the free look period, and requests to cancel the 10-Year Account Value Buffer Benefit.
Trust - Refers to the Milliman Variable Insurance Trust.
Underlying Fund - The underlying investment portfolios of the Trust in which the Variable Portfolios invest.
Variable Portfolio - Each Variable Portfolio is a subaccount of the Separate Account that invests in shares of one of the Underlying Funds.

Important Information you Should Consider About the Contract

An investment in the Advanced Outcomes Annuity Contract is subject to fees, risks, and other important considerations, some of which are briefly summarized in the following table. You should review the prospectus for additional information about these topics.
	FEES AND EXPENSES			Location in Prospectus
Charges for Early Withdrawals	You may be subject to charges for early withdrawals. Withdrawal charges do not apply to certain withdrawals, including withdrawals up to the annual penalty-free withdrawal amount which equals 10% of your Purchase Payments not yet withdrawn.
• If you withdraw money from your contract within 6 years following each Purchase Payment, you may be assessed a withdrawal charge of up to 7% of each Purchase Payment withdrawn, declining to 0% over that time period.
	For example, if you were to withdraw $100,000 during a withdrawal charge period, you could be assessed a withdrawal charge of up to $7,000 if your maximum withdrawal charge is 7%.			Expenses
Transaction Charges	In addition to withdrawal charges, you may be charged for other transactions. You will be charged $25.00 for each transfer in any contract year during the Accumulation Phase. The $25.00 transfer fee will be waived on transfers made on our website or other electronic means acceptable by us. If the total number of transfers in a contract year during the Accumulation Phase exceeds 50 (regardless of the manner in which the transfers are made), the waiver will no longer apply and you will be charged $25.00 per transfer.			Expenses
Ongoing Fees and Expenses (annual charges)	The table below describes the current fees and expenses of the contract that you may pay each year, depending on the options you choose. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.			Expenses
	Annual Fee	Minimum	Maximum
	Base Contract[1]	1.25%	1.25%
	Investment Options[2] (Underlying Fund fees and expenses)	0.48%	1.24%
	Optional Benefits Available for an Additional Charge (For a single optional benefit, if elected)	0.20% [1]	0.75% [3]
[1] As a percentage of the average daily ending net asset value allocated to the Variable Portfolios.
[2] As a percentage of Underlying Fund net assets.
[3] As an annualized percentage of Net Purchase Payments.
Because your contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the contract, which could add withdrawal charges that substantially increase costs.
	Lowest Annual Cost: $1,552	Highest Annual Cost: $2,800
Assumes:
• Investment of $100,000
• 5% annual appreciation
• Least expensive Underlying Fund fees and expenses
• No optional benefits
• No withdrawal charges
• No additional Purchase Payments, transfers, or withdrawals	Assumes:
• Investment of $100,000
• 5% annual appreciation
• Most expensive combination of optional benefits and Underlying Fund fees and expenses
• No withdrawal charges
• No additional Purchase Payments, transfers, or withdrawals

	RISKS	Location in Prospectus
Risk of Loss	You can gain or lose money by investing in this contract, including possible loss of your principal investment.	Principal Risks of Investing in the Contract
Not a Short-Term Investment	• This contract is not designed for short-term investing and may not be appropriate for an investor who needs ready access to cash.
• Charges may apply to withdrawals. Withdrawal charges could significantly reduce the value of your investment or the amount that you receive upon taking a withdrawal. Withdrawals may also reduce or terminate contract guarantees.
• The tax-deferral treatment, the opportunity for long-term income, and the 10-Year Account Value Buffer Benefit available under this contract are generally more beneficial to investors with a long-term investment horizon.
Risks Associated with Investment Options	• An investment in this contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the contract.
• Each investment option has its own unique risks.
• You should review the investment options before making an investment decision.
• If you invest in a structured outcome fund after its specified outcome period has already started, you risk your investment not experiencing the full effect of the parameters.
• The specified outcomes of a structured outcome fund may not be realized, and you risk losing some or all of your investment in those Underlying Funds.
Insurance Company Risks	An investment in the contract is subject to the risks related to us, American General Life Insurance Company. Any obligations, guarantees, and benefits of the contract are subject to our claims-paying ability. The risks related to the insurance company are not applicable to the insurance company's Separate Account, which is insulated. More information about us is available upon request by calling the Annuity Service Center at (877) 445-1AOA (1262) or visiting www.aig.com/annuities.
RESTRICTIONS
Investments	• You may transfer funds between the investment options, subject to certain restrictions and possible charges.
• Your transfers between the Variable Portfolios are subject to policies designed to deter frequent and short-term trading.
• The minimum transfer amount is $100. If less than $100 would remain in an investment option after a transfer, the entire amount must be transferred.
• Not all Underlying Funds may be available at the time the contract is purchased.
	• We reserve the right to remove or substitute Underlying Funds as investment options.	Investment Options
Optional Benefits	• Additional restrictions and limitations apply under the contract’s optional benefits.
	• Withdrawals may reduce the value of the benefit, and if you surrender your contract, the benefit will terminate.	Optional 10-Year Account Value Buffer Benefit Optional Return of Purchase Payment Death Benefit
TAXES
Tax Implications	• You should consult with a tax professional to determine the tax implications of an investment in and payments received under the contract.
• If you purchase the contract through a tax-qualified plan or individual retirement account (IRA), there is no additional tax benefit under the contract.
	• Earnings under your contract are taxed at ordinary income tax rates when withdrawn. You may have to pay a tax penalty if you take a withdrawal before age 59½.	Taxes

	CONFLICTS OF INTEREST	Location in Prospectus
Investment Professional Compensation	Your financial representative may receive compensation for selling this contract to you in the form of commissions, additional cash compensation, and/or non-cash compensation. We may share the revenue we earn on this contract with your financial representative’s firm. Revenue sharing arrangements and commissions may provide selling firms and/or their registered representatives with an incentive to favor sales of our contracts over other variable annuity contracts (or other investments) with respect to which a selling firm does not receive the same level of additional compensation.	Payments in Connection with Distribution of the Contract
Exchanges	Some financial representatives may have a financial incentive to offer you a new contract in place of the one you already own. You should exchange a contract you already own only if you determine, after comparing the features, fees, and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing contract.

Overview of the Contract

Purpose of the Contract
The contract is designed to help you invest on a tax-deferred basis, meet long-term financial goals, and plan for your retirement. You can accumulate assets by investing in the contract’s investment options and then later convert those accumulated assets into a stream of annuity income payments for your lifetime, or another available period you select. The contract includes an optional death benefit that may help financially protect your beneficiaries in the event of your death.
This contract may be appropriate for you if you have a long investment time horizon and the contract’s terms and conditions are consistent with your financial goals. It is not intended for people whose liquidity needs require early or frequent withdrawals. This contract is intended for those looking to invest and accumulate retirement assets for the long term.
Phases of the Contract
Like all deferred annuities, the contract has two phases: (1) the Accumulation Phase (for savings) and (2) the Income Phase (for income).
Accumulation Phase. During the Accumulation Phase, you invest the money under your contract in one or more available investment options to help you build assets on a tax-deferred basis. The available investment options may include:
•	Strategies. There are nine Strategies available under the contract. A Strategy is an investment methodology seeking to provide targeted downside protection and upside potential in the variable annuity. A Strategy is represented across multiple Underlying Funds that are managed by Milliman Financial Risk Management LLC and is designed to target specific outcomes based upon the performance of the index to which they are referenced over a specified period of time. Each Strategy is constructed to target mitigation of a portion of downside performance risk associated with the referenced index (e.g. a buffer, floor, and/or participation rate), and target some level of upside performance capture associated with the referenced index (e.g. a cap, participation rate, and/or spread).
•	Money Market Fund. The money market fund is the Milliman Money Market Fund and it seeks to preserve the value of your investment while minimizing risk. The Milliman Money Market Fund is a Variable Portfolio and there is no guarantee that your investment will be preserved or that it will experience a specific outcome.
Additional information about each Underlying Fund is provided in an appendix to this prospectus. Please see APPENDIX A – UNDERLYING FUNDS AVAILABLE UNDER THE CONTRACT.
The amount of money you accumulate under your contract depends (in part) on the performance of the investment options you choose. You may transfer money between investment options during the Accumulation Phase, subject to certain restrictions and possible fees. Your accumulated assets impact the value of your contract’s benefits during the Accumulation Phase, including the death benefit and the 10-Year Account Value Buffer Benefit, as well as the amount available for withdrawal.
Income Phase. When you are ready to receive guaranteed income under the contract, you can switch to the Income Phase, at which time you will start to receive annuity income payments from us. This is also referred to as “annuitizing” your contract. You generally decide when to annuitize your contract, although there are restrictions on the earliest and latest times that your contract may be annuitized. If you do not annuitize or surrender your contract before the Latest Annuity Date, your contract will be automatically annuitized.
The available annuity income options provide income payments on a fixed basis. The dollar amount of each payment will not change.

There is no death benefit during the Income Phase. Annuity payments may be payable after death depending on the annuity income option that you selected. You cannot take withdrawals of contract value or surrender the contract during the Income Phase.
Contract Features
Accessing Your Money. You may withdraw money from your contract at any time during the Accumulation Phase. If you make a withdrawal, you may have to pay a withdrawal charge and/or income taxes, including a tax penalty if you are younger than age 59½.
Withdrawals may negatively impact the value of your contract’s benefits, and may cause the 10-Year Account Value Buffer Benefit to terminate.
Tax Treatment. You can transfer money between investment options without tax implications, and earnings (if any) on your investments are generally tax-deferred. Earnings are not taxed until they are distributed, which may occur when making a withdrawal, upon receiving an annuity payment, or upon payment of the death benefit.
10-Year Account Value Buffer Benefit. You may be able to elect (or may have elected) the 10-Year Account Value Buffer Benefit under the contract for an additional fee. This 10-Year Account Value Buffer Benefit must be elected at the time that the contract is purchased. It is designed to provide limited protection from unfavorable investment performance by providing a one-time credit (“Benefit”) to your contract in the event that your contract value on the 10th contract anniversary date (“Benefit Date”) is less than the Net Purchase Payments. The 10-Year Account Value
Buffer Benefit cannot be elected if the Benefit Date would occur after the Latest Annuity Date. Once elected, the 10-Year Account Value Buffer Benefit is only available during the Accumulation Phase. You should not elect the 10-Year Account Value Buffer Benefit if you intend to annuitize your contract prior to the 10th contract year anniversary.
Death Benefits. If you die during the Accumulation Phase, the Company pays a death benefit to your beneficiary or beneficiaries. The contract includes a Contract Value death benefit equal to the value of the contract at no additional charge. If you elect the optional Return of Purchase Payment Death Benefit for an additional fee, a greater amount may be payable upon death.
Systematic Withdrawal Program. This program allows you to receive periodic withdrawals from your contract on a monthly, quarterly, semi-annual, or annual basis. We reserve the right to discontinue this program. We will notify you in the event we no longer make the Systematic Withdrawal Program available.
Automatic Payment Plan. This program allows you to make automatic subsequent Purchase Payments, once you have contributed at least the minimum initial Purchase Payment. We reserve the right to discontinue this program. We will notify you in the event we no longer make the Automatic Payment Plan available. If you elect the 10-Year Account Value Buffer Benefit, the Automatic Payment Plan will automatically terminate on the earlier of the 6th Benefit Year Anniversary or the date in which you are no longer permitted to make subsequent Purchase Payments under the feature.

Benefits Available Under the Contract

The following tables summarize information about the benefits available under the contract.
Standard Benefits (No Additional Charge)
Name of Benefit	Purpose	Brief Description of Restrictions / Limitations
Contract Value Death Benefit	Provides a death benefit equal to the contract value	• Your Contract Value Death Benefit is equal to your Contract Value. Any restrictions or limitations that apply to your Contract Value apply to your Contract Value Death Benefit.
Systematic Withdrawal Program	Allows you to receive periodic withdrawals from your contract	• Minimum withdrawal amount is $100. • Withdrawals may occur on a monthly, quarterly, semi-annual, or annual basis. • The Systematic Withdrawal Program may be terminated by us at any time.
Automatic Payment Plan	Allows you to make automatic Purchase Payments	• Minimum requirements for the initial and subsequent Purchase Payments and age restrictions apply.
• The Automatic Payment Plan may be terminated by us at any time.
• If the 10-Year Account Value Buffer Benefit is elected, the Automatic Payment Plan will automatically terminate at the earlier of the 6th Benefit Year Anniversary or the date in which you are no longer permitted to make subsequent Purchase Payments under the feature.

Optional Benefits Available For Election
Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions/ Limitations
10-Year Account Value Buffer Benefit	A guaranteed minimum accumulation benefit, designed to provide a one-time credit (“Benefit”) to your contract value in the event that your contract value on the 10th contract anniversary date (“Benefit Date”) is less than the Net Purchase Payments.	0.75% (an annualized percentage of Net Purchase Payments	• May be elected only at time of contract issuance.
• Cannot be elected by anyone who is age 76 or older.
• Purchase Payments may be subject to additional restrictions.
• May not be cancelled by you prior to the 6th Benefit Year Anniversary, unless you surrender or annuitize your contract.
• May not be re-elected or reinstated after termination.
• May not be elected if the 10th contract anniversary date ("Benefit Date") is after the Latest Annuity Date.
• The feature terminates automatically following the Benefit Date.
• Only effective during the Accumulation Phase.
• No subsequent purchase payments accepted after the 6th Benefit Year Anniversary or after the age of 81 with the election of this feature.
• We reserve the right to not accept subsequent Purchase Payments before the 6th Benefit Year Anniversary.
• Withdrawals may reduce the value of the benefit, and if you surrender your contract, the benefit will terminate.
• May not be available for election through the broker-dealer with which your financial representative is affiliated.
• The broker-dealer with which your financial representative is affiliated may require you to elect the 10-Year Account Value Buffer Benefit at time of contract issue.
Return of Purchase Payment Death Benefit	Provides a death benefit based on the greater of contract value or Net Purchase Payments	0.20% (as a percentage of average daily net asset value allocated to the Variable Portfolios)	• May be elected only at time of contract issuance. Once elected, death benefit option cannot be changed.
• Cannot be elected by anyone who is age 76 or older.
• Must notify us in writing of the beneficiary(ies) who will receive any death benefit payments under the contract.
• Only effective during the Accumulation Phase.
• Withdrawals may significantly reduce the Benefit.
• We do not pay a death benefit if contract value is reduced to zero.
• May not be available for election through the broker-dealer with which your financial representative is affiliated.
• The broker-dealer with which your financial representative is affiliated may require you to elect the optional death benefit at time of contract issue.

Buying the Contract

PURCHASING THE CONTRACT
To purchase the contract, you must submit your initial Purchase Payment and required paperwork in Good Order to us at the following address, or through a broker-dealer authorized as our agent.
Regular Mail:
Purchase Payments submitted by check must be sent to the Annuity Service Center at the following address:
American General Life Insurance Company
Annuity Service Center
P.O. Box 100330
Pasadena, CA 91189-0330
Express Delivery:
Overnight deliveries of Purchase Payments can only be accepted at the following address:
For American General Life Insurance Company
JPM Chase-AGL 100330
2710 Media Center Drive
Building #6, Suite 120
Los Angeles, CA 90065-1750
Purchase Payments will be picked up at the mailing addresses noted above and forwarded to our Annuity Service Center. Purchase Payments, however, are not considered received by us until received at our Annuity Service Center in Good Order.
PURCHASE PAYMENTS
An initial Purchase Payment is the money you give us to purchase a contract. Any additional money you give us to invest in the contract after purchase is a subsequent Purchase Payment. You are not required to make any subsequent Purchase Payments. The following table contains the minimum dollar amount for the initial Purchase Payment and each subsequent Purchase Payment.
	Minimum Initial Purchase Payment	Minimum Subsequent Purchase Payment	Minimum Automatic Subsequent Purchase Payment
Qualified and Non-Qualified	$25,000	$500	$100
If you purchased your contract through certain broker-dealers, the minimum initial Purchase Payment may be higher than the amounts shown in this table.
We will not allow anyone to add subsequent Purchase Payments after the age of 86. If the Return of Purchase Payment death benefit is elected, we will not allow anyone to add subsequent Purchase Payments after the age of 76. If the 10-Year Account Value Buffer Benefit is elected, we will not allow anyone to add subsequent Purchase Payments after the age of 81. Additionally, if the 10-Year Account Value Buffer Benefit is elected, you will not be able to make Purchase Payments on or after the 6th Benefit Year Anniversary.
We reserve the right to refuse any Purchase Payment(s) and limit the amount of subsequent Purchase Payment(s) with advance notice. Your total Purchase Payments cannot be more the $1,000,000 without our approval.
CREDITING AND ALLOCATING PURCHASE PAYMENTS UNDER YOUR CONTRACT
•	Initial Purchase Payment. We will credit your initial Purchase Payment to your contract as of the date it is priced. If your initial Purchase Payment is received by us in Good Order before Market Close, the Purchase Payment will be priced within two NYSE business days after it is received. If the Purchase Payment is received in Good Order after Market Close, the Purchase Payment will be priced within two NYSE business days after the next NYSE business day. If we do not have complete information necessary to issue your contract, we will contact you. If we do not receive the necessary information within five NYSE business days, we will obtain your permission to keep your money until we get the information necessary to issue the contract, or we will send your money back to whomever we received the funds from.
•	Subsequent Purchase Payment. We will credit a subsequent Purchase Payment to your contract as of the date it is priced. Any subsequent Purchase Payment will be priced as of the day it is received by us in Good Order if the request is received before Market Close. If the subsequent Purchase Payment is received in Good Order after Market Close, it will be priced as of the next NYSE business day.

We allocate your subsequent Purchase Payments in the Variable Portfolios available according to your allocation instructions. If we receive a subsequent Purchase Payment without allocation instructions, we will invest the Purchase Payment according to your most recent allocation instructions.

Making Withdrawals: Accessing the Money in Your Contract

ACCUMULATION PHASE
You can access the money in your contract during the Accumulation Phase by making a withdrawal. You may withdraw all or a portion of your contract value, minus applicable taxes and fees. The following table highlights certain important information about withdrawals under the contract.
Minimum withdrawal amount	$1,000 ($100 for systematic withdrawals)
Withdrawal charges and taxes	Your contract provides for a penalty-free withdrawal amount each contract year during the applicable withdrawal period. The penalty-free withdrawal amount is the portion of your contract that we allow you to take out without being charged a withdrawal charge. Your maximum annual penalty-free withdrawal amount equals 10% of remaining Purchase Payments not yet withdrawn each contract year.
Additionally, your withdrawal may be subject to withdrawal charges and taxes, including a 10% IRS penalty tax if you are younger than age 59½.
Negative impact on benefit values	A withdrawal will reduce the value of your contract and will also reduce the value of the optional Return of Purchase Payment death benefit and the 10-Year Account Value Buffer Benefit.
Internal Revenue Code or Retirement Plan	Depending on the circumstances, the Internal Revenue Code or your retirement plan may restrict your ability to take withdrawals.
Withdrawing all of the money in your contract (also known as a surrender) will terminate your contract. Where permitted by state law, we may terminate your contract if your contract value is less than $2,500 as a result of a withdrawal.
INCOME PHASE
Once the Income Phase begins, you will receive annuity payments from your contract under the annuity income option that you select. Please see the prospectus for additional details. You cannot make withdrawals of contract value or surrender during the Income Phase, and all other features and benefits of your contract will terminate.
REQUESTING A SURRENDER OR WITHDRAWAL
A request to withdraw money from your contract must be submitted in writing and in Good Order to the Annuity Service Center at the following address.
American General Life Insurance Company
Attn: Annuity Service Center
P.O. Box 9450
Amarillo, TX 79105-9450
You may also elect to take periodic withdrawals by enrolling in the contract's systematic withdrawal program.
If you take a partial withdrawal, you can choose whether any applicable withdrawal charges are deducted from the amount withdrawn or from the contract value remaining after the amount withdrawn. If you fully surrender your contract value, we deduct any applicable withdrawal charges from the amount surrendered.
Any request for withdrawal will be priced as of the day it is received by us in Good Order at the Annuity Service Center, if the request is received before the Transaction Cutoff and payments are generally made within 7 days. In order to process and price any request to access money from your contract the same day, your request must be received by us in Good Order before the Transaction Cutoff.

Additional Information about Fees

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the contract. Please refer to your contract data page for information about the specific fees you will pay each year based on the options you have elected.
The first table describes the fees and expenses that you pay at the time you surrender the contract, make withdrawals from the contract, or make transfers between investment options. State premium taxes may also be deducted.
Contract Owner Transaction Expenses

Maximum Withdrawal Charges (As a percentage of each Purchase Payment)	7%
Transfer Fee (Per transfer in any contract year. The fee for transfers made on our website or other electronic means acceptable by us will be waived. If the total number of transfers in a contract year during the Accumulation Phase exceeds 50 (regardless of the manner in which the transfers are made), the waiver will no longer apply and you will be charged $25.00 per transfer.)	$25
Withdrawal Charge Schedule (as a percentage of each Purchase Payment withdrawn) declines over 7 years as follows:
Years Since Receipt of Purchase Payments	0	1	2	3	4	5	6+
	7%	7%	6%	5%	4%	3%	0%
Your contract provides for a penalty-free withdrawal amount each year. Please see PENALTY-FREE WITHDRAWAL AMOUNT below.

The following tables describe the fees and expenses you will pay each year during the time that you own the contract, not including Underlying Fund fees and expenses. If you chose to purchase an optional benefit, you will pay additional charges, as shown below.
Contract Owner Annual Expenses

Base Contract Expenses (Deducted from the average daily ending net asset value allocated to the Variable Portfolios)	1.25%
Optional Death Benefits
(deducted from the average daily ending net asset value allocated to the Variable Portfolios)
Return of Purchase Payment[1]	0.20%
Optional 10-Year Account Value Buffer Benefit
(calculated as percentage of Net Purchase Payments and deducted from the contract value)
10-Year Account Value Buffer Benefit Percentage[2]	Fee [3]
10% Benefit Buffer	0.40%
20% Benefit Buffer	0.75%

Annual Underlying Fund Expenses (as of December 31, 2021)

The following shows the minimum and maximum total operating expenses charged by the Underlying Funds of the Trust, before any waivers or reimbursements, that you may pay periodically during the time that you own the contract. A complete list of Underlying Funds available under the contract, including their annual expenses, may be found in Appendix A.
	Minimum	Maximum
Expenses deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, (if applicable) and other expenses.	0.48%	1.24%

Footnotes to the Fee Table:
1  As a percentage of the average daily ending net asset value allocated to the Variable Portfolios.
2  A percentage selected by you to calculate the amount that will be credited under the 10-Year Account Value Buffer Benefit.
3  As an annualized percentage of Net Purchase Payments that will deducted from your contract value each Benefit Quarter Anniversary.

Examples

These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual contract expenses, and annual Underlying Fund expenses.
The expense examples below assume that you invest $100,000 in the contract for the time periods indicated; your investment has a 5% return each year; and you incur the maximum or minimum fees and expenses of the Underlying Funds as indicated in the examples.
The Maximum Expense Examples reflect the most expensive possible combination of charges (including additional charges for optional benefits) for current offerings of the contract. Although your actual costs may be higher or lower, based on these assumptions, your costs at the end of the stated period would be the amounts set forth in the tables below.
Maximum Expense Examples
(assuming annual contract expenses of 1.45% (including the Return of Purchase Payment death benefit), the 20% Benefit Percentage under the optional 10-Year Account Value Buffer Benefit and investment in an Underlying Fund with total expenses of 1.24%*)
(1)	If you surrender your contract at the end of the applicable time period:

1 year	3 years	5 years	10 years
$10,212	$15,276	$20,519	$36,461
(2)	If you do not surrender or if you annuitize your contract at the end of the applicable time period:

1 year	3 years	5 years	10 years
$3,212	$10,276	$17,519	$36,461
Minimum Expense Examples
(assuming minimum annual contract expenses of 1.25%, no election of optional features and investment in an Underlying Fund with total expenses of 0.48%**)
(1)	If you surrender your contract at the end of the applicable time period:

1 year	3 years	5 years	10 years
$8,708	$10,401	$12,339	$20,368
(2)	If you do not surrender or if you annuitize your contract at the end of the applicable time period:

1 year	3 years	5 years	10 years
$1,708	$5,401	$9,339	$20,368

*	The 1 year Maximum Expense Example reflect the 0.25% Underlying Fund fee waiver.
**	The 1 year Minimum Expense Example reflect the 0.05% Underlying Fund fee waiver.

These examples should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.

Appendix A – Underlying Funds Available Under the Contract

The following is a list of Underlying Funds available under the contract. More information about the Underlying Funds is available in the prospectuses for the Underlying Funds, which may be amended from time to time and can be found online at www.aig.com/ProductProspectuses. You can also request this information at no cost by calling (855) 421-2692. Not all Underlying Funds may be available at the time the contract is purchased.
With the exception of the Milliman Money Market Fund, all of the Underlying Funds in this variable annuity contain different Term Start Dates and Fund Frequencies. Therefore, not all the Underlying Funds listed herein may be available for allocation at the time you wish to invest in them.
For initial and subsequent Purchase Payments, you can only provide allocation instructions for Current Funds, Next Funds and the Milliman Money Market Fund. Prior to your initial or subsequent Purchase Payment being allocated to one or more Next Funds, you must first elect to allocate your initial or subsequent Purchase Payment to the money market fund where it will be invested until it is transferred to the Next Funds on their respective Term Start Dates based on your allocation instructions. Note: In certain instances, this may cause your money to be invested in the money market fund for up to 90 days before being allocated to other funds per your allocation instructions.
For Transfers, you may transfer funds to any Variable Portfolios with Term Start Dates that occurred on or before the transfer request. You may also request transfers to funds with Term Start Dates that have not yet occurred, provided, the Term Start Date occurs within 30 days from receipt of the transfer request.
This variable annuity is unlike other variable annuities because it offers specific types of funds. Other than the money market fund, all of the Underlying Funds contained within this variable annuity employ strategies which seek to provide a ‘structured outcome’ investment experience. These strategies seek to deliver performance defined by upside capture parameters and seek to provide targeted downside protection parameters based on the performance of one or more referenced indices. There are no guarantees the parameters will be met. Please see the funds' prospectuses for complete details.
The current expenses and performance information below reflect fees and expenses of the Underlying Funds, but do not reflect the other fees and expenses that your contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Underlying Fund’s past performance is not necessarily an indication of future performance.
Type	Underlying Fund – Share Class 3 Advisor	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Cash	Milliman Money Market Fund Milliman Financial Risk Management, LLC	0.43%*	N/A	N/A	N/A
Large Cap Equity	Milliman 6-Month Buffered S&P 500 with Par Up Strategy
	Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund – Jan/Jul Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund – Feb/Aug[1] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund – Mar/Sep[2] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund – Apr/Oct[3] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund – May/Nov[4] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
Milliman 6-Month Parred Down S&P 500 with Par Up Strategy
	Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund – Jan/Jul Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A

Type	Underlying Fund – Share Class 3 Advisor	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Large Cap Equity (continued)	Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund – Feb/Aug[1] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund – Mar/Sep[2] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund – Apr/Oct[3] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund – May/Nov[4] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
Milliman 1-Year Buffered S&P 500 with Spread Strategy
	Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund – Jan Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund – Feb[1] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund – Mar[2] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund – Apr[3] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund – May[4] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
Milliman 1-Year Floored S&P 500 with Par Up Strategy
	Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund – Jan Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund – Feb[1] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund – Mar[2] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund – Apr[3] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund – May[4] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Strategy
	Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund – Jan Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund – Feb[1] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund – Mar[2] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A

Type	Underlying Fund – Share Class 3 Advisor	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Large Cap Equity (continued)	Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund – Apr[3] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund – May[4] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Strategy
	Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund – Jan Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund – Feb[1] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund – Mar[2] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund – Apr[3] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund – May[4] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Strategy
	Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund – Jan Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund – Feb[1] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund – Mar[2] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund – Apr[3] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund – May[4] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
Milliman 6-Year Buffered S&P 500 with Par Up Strategy
	Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund – Jan (I) Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund – Apr (I)[3] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund – July (I)[5] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
Milliman 6-Year Parred Down S&P 500 with Par Up Strategy
	Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund – Jan (I) Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A

Type	Underlying Fund – Share Class 3 Advisor	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Large Cap Equity (continued)	Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund – Apr (I)[3] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A
	Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund – July (I)[5] Milliman Financial Risk Management, LLC	0.99%*	N/A	N/A	N/A

* This Underlying Fund is subject to an expense reimbursement or fee waiver arrangement resulting in a temporary expense reduction. See the Underlying Fund prospectus for additional information.

[1]	Available for investment on or about February 10, 2022.
[2]	Available for investment on or about March 10, 2022.
[3]	Available for investment on or about April 10, 2022.
[4]	Available for investment on or about May 10, 2022.
[5]	Available for investment on or about July 10, 2022.

*    *     *
This summary prospectus incorporates by reference the prospectus and statement of additional information (SAI) for the contract, both dated January 1, 2022, as may be amended or supplemented from time to time. The SAI may be obtained, free of charge, in the same manner as the prospectus.

EDGAR Contract Identifier: C000227807
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